Exhibit 99.8i2
ADMINISTRATIVE SERVICES AGREEMENT
October 14,2004
Principal Life Insurance Company
Princor Financial Services Corporation
RE:     Administrative Services and Expenses Agreement
Ladies and Gentlemen:
     This letter sets forth the agreement (“Agreement”) between Principal Life Insurance Company, Princor Financial Services Corporation (“you” or the “Company”) and the undersigned (“we” or “Price Associates”) concerning certain administration services to be provided by you, with respect to the T. Rowe Price Equity Series, Inc. (the “Fund”).
     1. The Fund. The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Act”) as an open-end diversified management investment company. The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.
     2. The Company. Principal Life Insurance Company is an Iowa insurance company. The Company issues variable annuity and/or variable life insurance contracts (the “Contracts”) supported by the separate accounts listed on the attached Schedule A (“Separate Accounts”), which are registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the “Participation Agreement”) with the Fund pursuant to which the Company purchases shares of the Fund for the Separate Accounts supporting the Company’s Contracts.
     3. Price Associates. Price Associates serves as the Fund’s investment adviser. Price Associates supervises and assists in the overall management of the Fund’s affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund’s Board of Directors in accordance with Maryland law. Under the Investment Management Agreement, Price Associates is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).
Contract # TRO-06118-2004-10-14-IND

Principal Life Insurance Company
Princor Financial Services Corporation
October 14, 2004

     4. Administrative Services. You have agreed to assist us and/or our affiliates, as we may request from time to time, with the provision of administrative services to the Fund, as they may relate to the investment in the Fund by the Separate Account. It is anticipated that such services may include (but shall not be limited to): the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Fund’s transfer agent; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to the Fund Directors; the provision of advice and recommendations concerning the operation of the series of the Fund as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company’s Contracts; telephonic support for holders of Contracts with respect to inquiries about the Fund; and the provision of other administrative services as shall be mutually agreed upon from time to time. The Company agrees to monitor its contractholders’ accounts for excessive trading or market timing activity (as defined in the Fund’s prospectus) and agrees to work with the Price Associates to deter or block any future such activity.
     5. Payment for Administrative Services. In consideration of the administrative services to be provided by the Company, we shall make payments to the Company on a monthly basis (“Payments”), from our assets, including our bona fide profits as an investment adviser to the Fund, an amount equal to 15 basis points (0.15%) per annum for average aggregate net asset value of shares of the Fund held by the Separate Accounts under the Participation Agreement provided, however, that such Payments shall only be payable for each calendar month during which the aggregate dollar value of shares of the Funds purchased pursuant to the Participation Agreement by the Company in the aggregate exceeds $25,000,000 at all times during that month. Further, this amount shall be increased to 25 basis points (0.25%) per annum of the average aggregate net asset value of shares of the Fund held by the Separate Accounts under the Participation Agreement, provided, however, that such increased Payments shall only be payable with respect to the Fund for each calendar month during which the aggregate dollar value of shares exceeds $250,000,000 at all times during that month. Subject to the terms of Paragraph 6 hereof, TRPI shall be responsible for payments due pursuant to this Paragraph 5 with respect to the purchase of shares of a Fund managed by TRPI. For purposes of computing the Payments to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days

Principal Life Insurance Company
Princor Financial Services Corporation
October 14, 2004

during the month. The Payments contemplated by this Paragraph 5 shall be calculated by TRPI at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.
     6. Nature of Payments. The parties to this Agreement recognize and agree that Price Associates’ Payments to the Company under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which Price Associates is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.
     7. Term. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company’s and the Separate Account’s investment in the Fund, or upon termination of the Participation Agreement.
     8. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
     10. Successors and Assigns. This letter Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Principal Life Insurance Company
Princor Financial Services Corporation
October 14, 2004

          If this Agreement is consistent with your understanding of the matters we discussed concerning your administration services, kindly sign below and return a signed copy to us.

Very truly yours, T. ROWE PRICE ASSOCIATES, INC.
By:	/s/ Darrell N. Braman
	Name:	Darrell N. Braman
	Title:	Vice President

Acknowledged and Agreed to:

PRINCIPAL LIFE INSURANCE COMPANY
By:	/s/ Melissa Crew
	Name:	Melissa Crew
	Title:	Director, Annuity Product Development

PRINCOR FINANCIAL SERVICES CORPORATION
By:	/s/ Ernie Gillum
	Name:	Ernie Gillum
	Title:	Vice President — Product Development

SCHEDULE A-l
SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Principal Life Insurance Company	Principal Life Insurance Company
Separate Account B	Variable Life Separate Account

(1) The Principal Variable Annuity	(1) PrinFlex Life Variable Life Insurance

(2) Principal Freedom Variable Annuity	(2) Survivorship Variable Universal Life Insurance

(3) Principal Investment Plus Variable Annuity	(3) Flexible Variable Life Insurance

(4) Principal Variable Universal Life Accumulator

(5) Executive Variable Universal Life Accumulator

(6) Benefit Variable Universal Life Accumulator

(7) Principal Variable Universal Life Accumulator II

(8) Principal Variable Universal Life Income

SCHEDULE A-2
DESIGNATED PORTFOLIOS
T. Rowe Price Blue Chip Growth Portfolio, VIP II Class
T. Rowe Price Health Sciences Portfolio, VIP II Class

AMENDMENT
TO
ADMINISTRATIVE SERVICES AGREEMENT
Pursuant to the Administrative Services Agreement, made and entered into as of the 14th day of October, 2004, by am among Principal Life Insurance Company, Princor Financial Services Corporation, and T. Rowe Price Associates, Inc., (collectively, the “Parties”), the Parties do hereby agree to an amended Schedule A-2 as follows:
     1. Schedule A-2 is amended to add the T. Rowe Price Equity Income Portfolio II.
IN WITNESS THEREOF, each of the parties hereto has caused the Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect as of the ______ day of November, 2005.

PRINCIPAL LIFE INSURANCE COMPANY
By:	/s/ Sara Wiener
	Name:	Sara Wiener
	Title:	Director — Product Development

Date: 11/15/2005

PRINCOR FINANCIAL SERVICES CORPORATION
By:	/s/ Illegible
	Name:	Illegible
	Title:	SVP

Date: 11/28/05

T. ROWE PRICE INVESTMENT SERVICES, INC.
By:	/s/ Darrell N. Braman
	Name:	Darrell N. Braman
	Title:	V.P.

Date: 11/10/05
Contract # Tro — 06118-2005-11-28-Amd

     SCHEDULE A-2
DESIGNATED PORTFOLIOS
T. Rowe Price Blue Chip Growth Portfolio, VIP II Class
T. Rowe Price Health Sciences Portfolio, VIP II Class
R. Rowe Price Equity Income Portfolio, VIP II Class
11/09/05